SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           NEWPORT NEWS SHIPBUILDING
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                        [NEWPORT NEWS SHIPBUILDING LOGO]
                         ANNUAL MEETING OF STOCKHOLDERS

                                      1998

                        [NEWPORT NEWS SHIPBUILDING LOGO]
                           NEWPORT NEWS SHIPBUILDING
                             4101 WASHINGTON AVENUE
                       NEWPORT NEWS, VIRGINIA 23607-2770

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         ------------------------------

                                                                  April 17, 1998

To the Stockholders of
Newport News Shipbuilding Inc.:

     We are pleased to invite you to attend the Annual Meeting of Stockholders of Newport News Shipbuilding. The meeting will be held at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, on Friday, May 15, 1998, beginning at 10:00 A.M. Eastern Daylight Time, for the following purposes:

     (1) To elect two Class II directors to serve until the Annual Meeting of stockholders in the year 2001;

     (2) To increase by 200,000 the number of shares authorized for issuance under the Newport News Shipbuilding Employee Stock Purchase and Accumulation Plan;

     (3) To ratify the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for 1998; and

     (4) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 1, 1998 are entitled to notice of, to vote at, and to participate in the meeting.

     Please note that, for this year's meeting, you will be able to vote your shares by telephone or via the Internet. We believe you will find these "vote-by-phone" and "vote-by-Internet" options to be convenient and easy to use. The toll-free telephone number and Internet address, as well as instructions on how to use these convenient voting options, are included on the proxy card. Of course, if you prefer to vote your shares by written proxy, rather than by telephone or Internet, you may do so by marking, dating and signing the enclosed proxy card, and returning it in the enclosed envelope.

     Participants in the Newport News Shipbuilding 401(k) Investment Plan may not use the vote-by-telephone or vote-by-Internet options to direct the voting of shares attributable to their accounts and must execute and return the enclosed proxy card.

     Because your vote is important, you are requested to vote your shares by telephone or Internet, or mark, date, sign and return the enclosed proxy card in the enclosed envelope, whether or not you expect to attend the meeting in person. Voting your shares by telephone or

Internet, or signing and returning the enclosed proxy card, will not affect your right to attend, or vote your shares in person at, the meeting, should you choose to do so.

     In order to facilitate check-in at the meeting, admission tickets will be required from shareholders who wish to attend. Two admission tickets, as well as a map showing the location of the meeting, are included with these proxy materials.

                                        By order of the Board of Directors:

                                        /s/ Stephen B. Clarkson
                                        ------------------------------------
                                        STEPHEN B. CLARKSON
                                        VICE PRESIDENT, GENERAL COUNSEL AND
                                        SECRETARY

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                        [NEWPORT NEWS SHIPBUILDING LOGO]
                           NEWPORT NEWS SHIPBUILDING
                             4101 WASHINGTON AVENUE
                       NEWPORT NEWS, VIRGINIA 23607-2770

                              GENERAL INFORMATION

     The enclosed proxy is solicited by and on behalf of Newport News Shipbuilding Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, on Friday, May 15, 1998, beginning at 10:00 A.M. Eastern Daylight Time, and at any adjournments of such meeting. The Company's Annual Report, including financial statements for the year ended December 31, 1997, is enclosed with this proxy statement.

     For purposes of certain of the information presented in this proxy statement, you should be aware that, prior to December 11, 1996, the Company was a wholly-owned subsidiary of Tenneco Inc. ("Tenneco"). As part of a series of transactions that were closed on December 11, 1996, Tenneco and its existing subsidiaries, including the Company, restructured their various businesses and assets so that, among other things, substantially all of Tenneco's former shipbuilding business is now owned by the Company and its subsidiaries. After such restructuring, Tenneco fully divested its ownership interest in the Company by means of a tax-free distribution to its shareholders of all of the outstanding shares of common stock of the Company (the "Spin-off"). The Company's principal operating subsidiary is Newport News Shipbuilding and Dry Dock Company ("Newport News").

     The expense of this solicitation will be paid by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, mail or personal visits. The firm of Georgeson & Company has been retained to assist in the solicitation of proxies for a fee estimated at $25,000, plus out-of-pocket expenses. Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and the Company will reimburse them for their charges and expenses.

     Only holders of record of the outstanding common stock, par value $.01 per share (the "Company Common Stock"), of the Company at the close of business on the record date for the meeting, April 1, 1998, are entitled to notice of, to vote at, and to participate in the meeting. On the record date, 35,030,780 shares of Company Common Stock were outstanding. Holders of Company Common Stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting and any adjournments.

     A majority of shares entitled to vote, present in person or by proxy, will constitute a quorum for the conduct of business at the Annual Meeting. Abstentions, and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter, are included in the number of shares considered present or represented at the meeting for purposes of determining whether a quorum is present with respect to that matter. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present with respect to that matter. Directors are elected by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of shares present and entitled to vote in the election of directors. Approval of the increase to the number of shares authorized for issuance under the Newport News Shipbuilding Employee Stock Purchase and Accumulation Plan (the "Stock Purchase Plan") requires the affirmative vote of the holders of a majority of the shares of Company Common Stock cast on the proposal, provided that the total votes cast on the proposal represent over 50% of the shares entitled to vote on this proposal. Abstentions will have the same effect as a negative vote for purposes of approving the proposal. Broker Shares that are not voted with respect to the proposal will not be included in determining the number of votes cast.

     This proxy statement and the enclosed form of proxy were first mailed to stockholders on April 17, 1998.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Company's Board of Directors is divided into three classes. At the Annual Meeting, two directors are expected to be elected to Class II to hold office for a term of three years and until their respective successors are duly elected and qualified. Both nominees are current members of the Company's Board of Directors.

                        INFORMATION CONCERNING NOMINEES

       CLASS II (TO SERVE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS)

     LEON A. EDNEY, ADMIRAL (RET.) served in the United States Navy for 39 years, last serving as Supreme Allied Commander Atlantic (NATO) and Commander-in-Chief, U.S. Atlantic Command, from May 1990 to August 1992. From August 1988 to May 1990 he served as the Vice Chief of Naval Operations. Admiral Edney retired from the Navy in August 1992. From September 1992 to April 1994 Admiral Edney served as a defense consultant to the U.S. Navy and from May 1994 to July 1995 he served as Vice President of Loral Company. He currently serves as a director of Armed Forces Benefit Services Inc. and the Retired Officers Association, as Vice Chairman of the Board of the Naval Aviation Museum Foundation, as Senior Fellow at the Center for Naval Analysis, as a trustee of the Naval Academy Foundation and as Distinguished Leadership Chair-United States Naval Academy. Admiral Edney is 62 years old and has been a director of the Company since January 1997.

     DR. JOSEPH J. SISCO has been a partner of Sisco Associates, a management consulting firm, since January 1980. Previously, he served as President and Chancellor of The American University and was employed by the United States Department of State for 25 years, last serving as Under Secretary of State for Political Affairs. He is also a director of Braun AG. Dr. Sisco served as a Director of Tenneco from 1977 until his retirement from the Tenneco Board in May 1996. He was also a director of The Interpublic Group of Companies, Inc. and Raytheon Company until 1997. Previously he was a director of The Gillette Company and Geico Corporation. Dr. Sisco is 78 years old and has been a director of the Company since October 1996.

     Unless authority to do so is withheld, shares represented by properly executed proxies in the enclosed form will be voted for the election of the two persons named above. If any nominee should become unable or unavailable to serve, the Board of Directors may designate a substitute nominee, for whom the proxies will be voted. Alternatively, the Board may reduce the size of the Class to the one remaining nominee, for whom the proxies will be voted.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1 TO RE-ELECT MESSRS. EDNEY AND SISCO TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN THE YEAR 2001.

                         DIRECTORS CONTINUING IN OFFICE

     There are five directors whose present term of office will continue until 1999 or 2000, as indicated below, and until their respective successors are duly elected and qualified.

        CLASS I (TO SERVE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS)

     WILLIAM P. FRICKS has served as the President of the Company since September 1994, as its Chief Executive Officer since November 1995 and as its Chairman of the Board since January 1997. Mr. Fricks first joined Newport News in 1966. Most recently, he was appointed Senior Vice President in 1988, Executive Vice President in 1992 and President and Chief Operating Officer in 1994. Mr. Fricks is currently the Chairman of the Board of Directors of the American Shipbuilding Association. He served on the Board of Directors of the Virginia Manufacturers Association until 1997. In July 1996, Mr. Fricks was appointed to the Board of Visitors of the College of William and Mary. Mr. Fricks is 53 years old and has been a director of the Company since October 1996.

     DR. WILLIAM R. HARVEY has been the President of Hampton University in Hampton, Virginia, since July 1978. He is also the owner of the Pepsi-Cola Bottling Company of Houghton, Michigan. Previously, Dr. Harvey served as Administrative Vice President at Tuskegee University, as Administrative Assistant to the President of Fisk University, and as Assistant for Governmental Affairs to the Dean at Harvard University's Graduate School of Education. He is a director of the First Union National Bank-Virginia and Trigon Blue Cross Blue Shield of Virginia. Dr. Harvey is 56 years old and has been a director of the Company since January 1997.

     STEPHEN R. WILSON has served as the Group Finance Director of Reckitt & Colman plc since February 1998. Before that, he served as the Executive Vice President and Chief Financial Officer of Readers' Digest Association, Inc. from April 1995 to September 1997. From March 1993 to April 1995 he served as the Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc. From October 1990 until March 1993, Mr. Wilson served as Senior Vice President, Corporate Development of RJR Nabisco. Mr. Wilson is 51 years old and has been a director of the Company since January 1997.

       CLASS III (TO SERVE UNTIL THE 1999 ANNUAL MEETING OF STOCKHOLDERS)

     HON. GERALD L. BALILES has been a partner with the law firm of Hunton & Williams since February 1990. From January 1986 until January 1990, he served as Governor of the Commonwealth of Virginia. While Governor, he served as Chairman of the National Governors' Association from 1988 to 1989. He currently serves as Chairman of the Richmond Regional Transportation Advocacy Board, a member of the Council on Foreign Relations, and as a director of Norfolk Southern Company, The Atlantic Council of the United States and the United States Council for International Business. He has served as Chairman of the Board of the Public Broadcasting Service and as a member of the Washington Airport Task Force. Governor Baliles is 57 years old and has been a director of the Company since January 1997.

     DANA G. MEAD has served as an executive officer of Tenneco since March 1992, when he joined Tenneco as Chief Operating Officer and a member of the Board. He was elected President one month later and was named Chief Executive Officer in February 1994 and Chairman in May 1994. Prior to joining Tenneco, Mr. Mead served as an Executive Vice President of International Paper Company, a manufacturer of paper, pulp and wood products. Mr. Mead is also a director of Unisource Worldwide Inc., Pfizer Inc., the Zurich Insurance Group and Textron Inc. Until 1997, he was also a director of Alco Standard Company, Baker Hughes Incorporated and Case Company. Mr. Mead is 61 years old and has been a director of the Company since June 1992. For purposes of this paragraph, "Tenneco" refers: (i) for periods prior to the Spin-off, to Tenneco Inc., now known as El Paso Tennessee Pipeline Co.; and (ii) for periods after the Spin-off, to Tenneco Inc., formerly known as New Tenneco Inc.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has four standing committees, which have the following responsibilities and authority:

     AUDIT COMMITTEE. The Audit Committee has the responsibility, among other things, to (i) recommend the selection of the Company's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and such independent public accountants the adequacy of the Company's basic accounting systems and the effectiveness of the Company's internal audit plan and activities, (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process, (v) review with management litigation and other legal matters that may affect the Company's financial condition and (vi) monitor compliance with the Company's business ethics and other policies. The Members of the Audit Committee are Messrs. Wilson, Edney and Harvey. Mr. Wilson is the Chairman of the Audit Committee.

     COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee has the responsibility, among other things, to (i) establish the salary rates of officers and certain other employees of the Company, (ii) examine periodically the compensation structure of the Company and (iii) supervise the welfare, pension and compensation plans of the Company. The Members of the Compensation and Benefits Committee are Messrs. Sisco, Wilson and Mead. Dr. Sisco is the Chairman of the Compensation and Benefits Committee.

     NOMINATING AND MANAGEMENT DEVELOPMENT COMMITTEE. The Nominating and Management Development Committee has the responsibility, among other things, to
(i) review possible candidates for election to the Board of Directors and recommend a slate of nominees for election as directors at the Company's annual stockholders' meetings, (ii) review the function and composition of the other committees of the Board of Directors and recommend membership on such committees and (iii) review the qualifications and recommend candidates for election as officers of the Company. The Members of the Nominating and Management Development Committee are Messrs. Baliles, Harvey, Edney and Sisco. Governor Baliles is the Chairman of the Nominating and Management Development Committee.

     Stockholders entitled to vote for the election of directors may nominate candidates for consideration by the Nominating and Management Development Committee in accordance with the procedures set forth below under the heading "Shareholder Proposals and Director Nominations for the 1999 Annual Meeting of Stockholders."

     EXECUTIVE COMMITTEE. Other than matters assigned to the Compensation and Benefits Committee, the Executive Committee has, during the interval between the meetings of the Board of Directors, the authority to exercise all the powers of the Board that may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. The Members of the Executive Committee are Messrs. Fricks, Baliles, Mead and Wilson. Mr. Fricks is the Chairman of the Executive Committee.

     During 1997, there were six meetings of the Board of Directors, four meetings of the Audit Committee, six meetings of the Compensation and Benefits Committee, two meetings of the Nominating and Management Development Committee and no meetings of the Executive Committee. During 1997, or the portion of 1997 during which each director served, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which he served.

                           COMPENSATION OF DIRECTORS

     All directors who are not also employees of the Company are paid a director's fee of $25,000 per annum, one-half in cash and one-half in restricted shares of Company Common Stock, and an attendance fee of $1,000, plus expenses, for each meeting of the Board of Directors and each committee meeting attended. Each director who serves as chairman of a committee of the Board is paid an additional fee of $3,000 per annum per chairmanship.

     Directors who are not also employees of the Company each receive an initial grant of 2,000 stock options and an additional 1,000 stock options annually. Directors who are not also employees of the Company each receive a one-time grant of 1,000 shares of restricted stock upon joining the Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is the ownership, as of January 1, 1998 (except as otherwise stated), of the number of shares and percentage of Company Common Stock beneficially owned by (i) each director of the Company, (ii) each of the executive officers of the Company whose names are set forth on the Summary Compensation Table, (iii) all executive officers and directors of the Company as a group and (iv) all persons beneficially owning more than 5% of the outstanding Company Common Stock.

                                                                                   SHARES OF THE        AGGREGATE
                                                                                COMPANY COMMON STOCK    PERCENTAGE
                                                                                      OWNED(a)           OWNED(b)
------------------------------------------------------------------------------------------------------------------
William P. Fricks............................................................           152,939(c)(d)      *
Hon. Gerald L. Baliles.......................................................             2,225            *
Leon A. Edney, Admiral (Ret.)................................................             2,125            *
Dr. William R. Harvey........................................................             2,125            *
Dana G. Mead.................................................................            18,642(e)         *
Dr. Joseph J. Sisco..........................................................             3,180            *
Stephen R. Wilson............................................................             2,125            *
Thomas C. Schievelbein.......................................................            58,899(c)(d)      *
David J. Anderson............................................................             6,310(d)         *
Stephen B. Clarkson..........................................................            40,028(c)(d)      *
Alfred Little, Jr............................................................             1,290(c)(d)      *
All directors and executive officers as a group (23 persons).................           508,209(c)(d)(e)    1.44%
Mellon Bank Corporation
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258.............................................         2,328,642(f)          6.65%
First Manhattan Co.
  437 Madison Avenue
  New York, New York 10022...................................................         3,881,876(g)         11.08%
Massachusetts Financial Services Company
  500 Boylston Street
  Boston, Massachusetts 02116................................................         4,502,711(h)         12.85%
Perry Corp.
  599 Lexington Avenue
  New York, New York 10022...................................................         1,767,800(i)          5.05%

---------------

     (a)Except as described in the notes below, each director, executive officer and 5% holder has sole voting and investment power over the shares beneficially owned, as set forth in this column.

     (b)Except as indicated, each person or group beneficially owns less than 1% of the outstanding Company Common Stock. Percentages are based on 35,030,780 shares of Company Common Stock outstanding as of April 1, 1998.

     (c)Includes options to acquire shares of Company Common Stock held by Messrs. Fricks, Schievelbein, Anderson, Clarkson and Little, which may be exercised on or before March 1, 1998, for 129,165, 51,777, 0, 29,366, and 0 shares of Company Common Stock, respectively. All directors and executive officers as a group have options, which may be exercised on or before March 1, 1998, for 388,436 shares of Company Common Stock.

     (d)Includes shares held under the Company's 401(k) plan. Shares in the Company's 401(k) plan held by Messrs. Fricks, Schievelbein, Anderson, Clarkson and Little were 10,292, 1,002, 585, 2,531, and 565, respectively. All directors and executive officers as a group held 29,433 shares in the 401(k) plan.

     (e)Includes 81 shares held under the Tenneco Inc. 401(k) plan.

     (f)The number of shares owned is as reported in Schedule 13G filed by Mellon Bank Corporation with the Securities and Exchange Commission on January 22, 1998. Mellon Bank Corporation reported sole voting power for 2,043,191 and sole investment power for 2,162,744 of the shares beneficially owned.

     (g)The number of shares owned is as reported in Schedule 13G filed by First Manhattan Co. with the Securities and Exchange Commission on June 26, 1997. First Manhattan Co. reported sole voting and investment power for 103,300 of the shares beneficially owned.

     (h)The number of shares owned is as reported in Schedule 13G filed by Massachusetts Financial Services Company with the Securities and Exchange Commission on February 14, 1998. Massachusetts Financial Services Company reported sole voting power for 4,434,211 and sole investment power for 4,502,711 of the shares beneficially owned.

     (i)The number of shares owned is as reported in Schedule 13G filed by Perry Corp. with the Securities and Exchange Commission on March 17, 1998. Perry Corp. reported sole voting and investment power for all 1,767,800 shares beneficially owned.

                             EXECUTIVE COMPENSATION

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee (the "Compensation Committee") of the Board of Directors, which consists entirely of non-employee directors, provides the following report on executive compensation. Under the Compensation Committee's supervision, the Company has developed and implemented the executive compensation philosophy, policies, plans, and programs described below.

COMPENSATION PHILOSOPHY

     The Company has established a basic philosophy for executive compensation to reward executives primarily based upon their ability to improve the financial performance of the Company and increase shareholder value. The Compensation Committee believes this pay-for-performance philosophy will appropriately link the interest of executives with those of stockholders.

     Accordingly, the Company's executive compensation program has been structured to:

     (Bullet) Align the total compensation paid to the Company's executives with the Company's business goals, including (but not limited to) operating income, cash flow, earnings per share, stock price growth, new business development, and leadership.

     (Bullet) Reinforce a pay-for-performance culture through significant short- and long-term incentives. Performance-based pay constitutes the significant majority of compensation opportunities available to all of the Company's senior executives. For performance above target, executives have significantly higher award opportunities. For performance below target, award opportunities are significantly reduced and below certain levels, no award may be earned. Greater emphasis is placed on incentives which reward executives for sustained long-term performance.

     (Bullet) Strengthen the linkage between stockholders' and executives' interests through stock-based incentives and stock ownership requirements. A significant portion of each executive's on-going compensation will be derived from stock-based compensation, including stock options and performance shares, which require stock price growth and/or achievement of earnings per share growth before any value is received by executives. Additionally, each executive is required to achieve and maintain certain stock ownership levels which vary with executive level. Many of these stock-based incentives also contain vesting requirements which aid in the retention of key executive talent.

     (Bullet) Attract and retain high quality executive talent by providing competitive total compensation. The on-going compensation program provides total compensation levels at market medians (50th percentile) when the Company achieves targeted performance objectives. However, Company performance above established performance objectives can result in a total compensation package that is above market medians. Conversely, Company performance below established performance objectives can result in a total compensation package significantly below market medians.

     Under this structure, the Company's executive compensation program has been designed to provide compensation from three primary sources -- base salary, annual cash incentive awards, and long-term, stock-based incentive awards, such as stock options and performance shares. The following is a description of each of the components of the program.

BASE SALARY

     The Compensation Committee reviews annually base salaries for executives. The Company's annual salary plan is based on (i) the executive's performance against objectives, both quantitative and qualitative, (ii) judgments as to the executive's past and expected future contributions to the Company and (iii) market survey data for comparable positions. Salary recommendations for senior executives are developed under the direction of the Chief Executive Officer and approved by the Compensation Committee. However, the base salary of the Chief Executive Officer is set by the Compensation Committee alone.

     The information on competitive market salaries is provided to the Compensation Committee with the assistance of an independent executive compensation consultant. Survey data is derived from a sample of similarly-sized organizations within the same or highly related industries (the "Comparator Group"). The Comparator Group consists of organizations within the shipbuilding, defense, and heavy manufacturing industries. The companies comprising the Comparator Group are not necessarily the same companies in the peer group indices in the performance graph included in this proxy statement. Such indices are intended to provide a relative comparison of the Company's total return to shareholders and are not necessarily indicative of the Company's market for executive talent.

     Salaries for two of the Company's senior executive officers named in the Summary Compensation Table, including the CEO, were increased significantly in 1997. The increases were necessary to reflect the Company's status as a newly independent, publicly traded company, which resulted in the expansion of duties and responsibilities for these two executives.

     In keeping with the Company's performance-based compensation philosophy, including more emphasis on variable than fixed pay, salaries for the Company's senior executive officers, including the named executives, are at or below market medians (50th percentile) for similar positions at companies of similar size in the Comparator Group.

ANNUAL INCENTIVES

     Annual incentive plan opportunities (targets) are also established using market survey data. The Company's Annual Incentive Plan provides that Company executives will receive cash payments from the Plan if they meet specified performance goals. These goals will typically consist of (but not be limited to) one or more of the following financial measures: operating income, operating cash flow, earnings per share, return on equity, return on investment, and net income. Larger payouts may be earned if Plan goals are exceeded. Conversely, smaller payouts (or no payout) may be earned if Plan goals are not met.

     In addition, the level of awards indicated by achievement of financial goals can be adjusted, upward or downward, based on the Company's performance related to non-financial goals including health and safety, equal employment opportunity, environmental, leadership development, business development and quality of earnings.

     The Compensation Committee is responsible for establishing performance measures and performance targets at the beginning of each year, for evaluating performance against these targets, and for determining awards earned under the Plan, as well as specific award levels for senior executives. Individual incentive awards are based on Company performance against targets, both financial and non-financial, and evaluations of individual performance.

     For 1997, the principal financial measures were operating income (weighted 70%) and operating cash flow (weighted 30%). In February 1998, the Company paid awards based on the levels of operating income and cash flow achieved for 1997, as reported in the Company's earnings release on January 28, 1998. Subsequently, the Company announced a charge against its commercial shipbuilding business which resulted in revised earnings for 1997. Consequently, operating income fell below the threshold for award consideration. However, operating cash flow exceeded target and was unchanged by the charge.

     Accordingly, awards for the named executive officers, other than Mr. Fricks, were first reduced to the level appropriate for the actual financial performance achieved and then were further reduced based on the Board's assessment of the significance of the earnings charge against 1997. At his request, Mr. Fricks' award for 1997 was reduced to zero. Each of the named executives has taken appropriate action to repay the Company for the difference between the original and restated award.

LONG-TERM INCENTIVES

     The Company's long-term, stock-based incentive plan is designed to align a significant portion of the executive's total compensation with stockholder interests. The Stock Ownership Plan provides the flexibility to grant long-term incentives in a variety of forms, including stock options, performance shares, restricted stock, stock appreciation rights, and other stock-based incentive vehicles. Periodically, the Compensation Committee establishes the types and levels of long-term incentives it believes are most likely to achieve the Company's performance and total compensation objectives. To date, the Compensation Committee has employed performance shares and stock options as the principal forms of long-term incentives. At increasing levels of executive responsibility, it is the Compensation Committee's intent that executives derive a larger percentage of total compensation from long-term, stock-based incentive vehicles.

     For 1997, long-term incentives were provided through a combination of stock options and performance shares. Incentive opportunities were graduated by executive level. Earnings per share ("EPS") was the performance measure for determining actual performance share awards earned under the Plan. Payout levels will be based upon performance against EPS goals over a three year period. Larger payouts are earned if EPS goals are exceeded. Conversely, smaller payouts (or no payout) may be earned if EPS goals are not met. Based on the Company's restated EPS for 1997, no performance shares were earned for that year.

     The number of options and performance shares granted to each executive was based on a review of the grant levels and practices for a Comparator Group of publicly traded organizations of comparable size operating in similar industries. The opportunities for the Company's executive officers are targeted at the median of the market.

     In consideration of its need to retain and provide incentive to key executives in the challenging environment surrounding its transition to a publicly traded company and to create an immediate link between executive and stockholder interests, in 1997 the Company granted additional performance shares to key executives, including the CEO. The grant has a minimum vesting period of three years. Beyond that minimum, vesting is linked to stock price performance, and no vesting occurs unless stock price targets are achieved.

EXECUTIVE STOCK OWNERSHIP

     The Compensation Committee believes that stockholder interests are enhanced through stock ownership of key Company executives. Accordingly, the Compensation Committee has established stock ownership requirements for its executives. The share requirements are defined as a multiple of each executive's base salary. The multiple varies with level of executive responsibility from four times base salary at the highest executive level ("CEO") to one times base salary at the lowest executive level.

CEO COMPENSATION

     The Compensation Committee established the compensation level for Mr. Fricks using data for CEOs in the Comparator Group as a benchmark. The Compensation Committee set Mr. Fricks' cash compensation opportunities (salary plus annual incentive) somewhat below the market median while correspondingly setting long-term, stock-based compensation opportunities at a level somewhat above the market median. This approach corresponds to the Company's stated philosophy of emphasizing performance-based pay over fixed pay. Total compensation opportunities approximate the market median. Annually, Mr. Fricks will be entitled to receive compensation under the Annual Incentive Plan and stock-based incentive grants consistent with the provisions of the Stock Ownership Plan.

     In recognition of his performance in 1996 and his increased responsibilities as CEO of the Company, a newly independent publicly traded corporation, Mr. Fricks' base salary was increased from $375,000 to $525,000 effective January 1, 1997. Mr. Fricks' base salary was increased from $525,000 to $540,000 effective January 1, 1998. This increase is significantly below the average for his peers in the "Comparator Group" and, in percentage terms, is below the average merit increase received by other salaried employees for 1998.

     After adjustments for the commercial shipbuilding charge discussed previously, Mr. Fricks elected to forego his entire annual incentive award for 1997, even though an award would have been earned under the provisions of the Plan. Additionally, Mr. Fricks did not earn any performance shares for 1997 under the Company's long-term incentive plan because of the Company's failure to attain its threshold EPS target.

$1 MILLION TAX LIMITATION

     The Internal Revenue Code of 1986, as amended, provides that a publicly-owned corporation may not deduct compensation in excess of $1 million per year paid to a corporation's Chief Executive Officer or other named executives, subject to certain exceptions. One exception is for performance-based compensation that satisfies certain conditions of Section 162(m).

     The Company desiring, both to compensate its executives competitively and to protect its tax deduction for compensation, has elected to use certain stock-based incentives (i.e., stock options and performance shares) that qualify as "performance-based compensation." These incentives qualify as "performance-based compensation" because their value to the executive is determined by either increases in the Company's stock price alone or in combination with the achievement of objective performance goals. The Company does not expect any compensation to be non-deductible for Federal income tax purposes.

     The Compensation Committee believes the overall design of the compensation program appropriately links executive and stockholder interests. The Compensation Committee will regularly evaluate the program to ensure continued future alignment.

                                                  COMPENSATION AND BENEFITS
                                                                  COMMITTEE

                                                    Joseph J. Sisco -- Chairman
                                                    Dana G. Mead
                                                    Stephen R. Wilson

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons owning more than 10% of the Company Common Stock to file reports of ownership and changes in ownership of Company Common Stock and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. All directors and executive officers filed on a timely basis all reports required to be filed in 1997, except that Mr. Fricks filed one report of a single transaction late.

                       COMPENSATION OF EXECUTIVE OFFICERS

     Prior to the Spin-off, the business of the Company and its subsidiaries was owned and operated by Tenneco through its direct and indirect subsidiaries and, as such, the management of the Company was employed by Tenneco and/or its direct and indirect subsidiaries. The following Summary Compensation Table sets forth the remuneration paid by Tenneco and/or its direct and indirect subsidiaries prior to the Spin-off on December 11, 1996 and by the Company after that date
(i) to the Chairman of the Board, President and Chief Executive Officer of the Company and (ii) to each of the four other most highly compensated executive officers of the Company during the three fiscal years ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                     ---------------------------------------------------------------
                                        ANNUAL COMPENSATION               RESTRICTED                SECURITIES            LONG-TERM
   NAME AND PRINCIPAL               ----------------------------             STOCK                  UNDERLYING            INCENTIVE
        POSITION             YEAR   SALARY($)(a)     BONUS($)(a)         AWARDS ($)(b)           OPTIONS/SARS (#)        PAYOUTS ($)
-------------------------    ----   ------------     -----------     ---------------------     ---------------------     -----------
William P. Fricks            1997     $525,000        $       0(f)                --                  272,187(d)              --
Chairman of the Board,       1996     $395,500        $ 230,000                   --                   30,000                 --
President and                1995     $323,759        $ 195,000                   --                   12,000                 --
Chief Executive Officer

Thomas C. Schievelbein       1997     $345,000        $  83,000(f)                --                  125,934(d)              --
Executive Vice President     1996     $238,900        $ 109,000            $ 168,875                   14,000                 --
                             1995     $188,202        $  90,000            $  90,038                    3,300                 --

David J. Anderson            1997     $270,000        $  74,000(f)                --                   37,300                 --
Senior Vice President        1996(e)  $116,272        $  68,000                   --                       --                 --
and Chief Financial
Officer

Stephen B. Clarkson          1997     $222,000        $  56,000(f)                --                   60,514(d)              --
Vice President, General      1996     $206,565        $  68,000            $  86,850                    4,300                 --
Counsel and Secretary        1995     $200,400        $  75,000            $  85,750                    3,000                 --

Alfred Little, Jr.           1997     $218,000        $  55,000(f)                --                   26,400                 --
Vice President, Human        1996(e)  $ 93,912        $ 149,000(g)                --                       --                 --
Resources and EH&S

                                         ALL OTHER
   NAME AND PRINCIPAL                   COMPENSATION
        POSITION             YEAR          ($)(c)
-------------------------    ----       ------------
William P. Fricks            1997         $ 68,836
Chairman of the Board,       1996         $ 45,378
President and                1995         $ 34,680
Chief Executive Officer

Thomas C. Schievelbein       1997         $ 43,169
Executive Vice President     1996         $ 26,513
                             1995         $  9,810

David J. Anderson            1997         $ 34,652
Senior Vice President        1996(e)      $    297
and Chief Financial
Officer

Stephen B. Clarkson          1997         $ 30,491
Vice President, General      1996         $ 13,595
Counsel and Secretary        1995         $ 13,287

Alfred Little, Jr.           1997         $ 22,693
Vice President, Human        1996(e)      $    384
Resources and EH&S

---------------

     (a)Includes amounts contributed to the Company's 401(k) and deferred compensation plans in the case of salary, and deferred compensation plans in the case of bonus.

     (b)Includes the dollar value of grants of restricted stock made pursuant to Tenneco restricted stock plans based on the price of the common stock of Tenneco on the date of grant. All grants of Tenneco restricted stock vested as of November 1, 1996.

     (c)Includes amounts attributable during 1997 to Company contributions to benefit plans and dividend equivalents accrued on performance shares as follows:

      (1) Amounts contributed to 401(k) and deferred compensation plans on behalf of Messrs. Fricks, Schievelbein, Anderson, Clarkson, and Little were $45,488, $31,538, $24,600, $16,380, and $17,120, respectively.

      (2) Amounts imputed as income for federal income tax purposes under the Company's group life insurance plan for Messrs. Fricks, Schievelbein, Anderson, Clarkson, and Little were $8,290, $2,294, $4,407, $10,133 and $1,595, respectively.

      (3) Dividend equivalent payments accrued on performance shares held by Messrs. Fricks, Schievelbein, Anderson, Clarkson, and Little were $15,058, $9,337, $5,645, $3,978, and $3,978, respectively.

     (d)Includes options exchanged for previously held Tenneco options granted in 1994, 1995, and 1996.

     (e)Messrs. Anderson and Little became employees of the Company in July 1996. The amount reported for 1996 reflects less than a full year's compensation.

     (f)Approved bonuses for Messrs. Fricks, Schievelbein, Anderson, Clarkson, and Little for 1997 of $450,000, $236,000, $177,000, $123,000, and $125,000,
respectively, were reduced to the levels indicated based on final 1997 results. Refer to p. 8 of the Compensation and Benefits Committee Report on Executive Compensation for further details.

     (g)Includes a one-time payment of $65,000 in connection with Mr. Little's acceptance of employment with the Company.

                             OPTION GRANTS IN 1997

     The following table sets forth the number of options to acquire Company Common Stock that were granted in 1997 to the following persons named in the Summary Compensation Table. As discussed in note (c), options granted prior to 1997 by Tenneco were exchanged for options to acquire Company Common Stock in 1997. Options to acquire Tenneco common stock held by the named executives were cancelled by Tenneco on December 11, 1996 in connection with the Spin-Off.

                                                                                                        POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS(a)                                        VALUE
                           ----------------------------------------------------------------------      AT ASSUMED ANNUAL RATES
                            NUMBER OF          % OF TOTAL                                                  OF STOCK PRICE
                           SECURITIES           OPTIONS                                                APPRECIATION FOR OPTION
                           UNDERLYING          GRANTED TO         EXERCISE OR                                   TERM
                             OPTIONS           EMPLOYEES          BASE PRICE                          -------------------------
         NAME              GRANTED (#)     IN FISCAL YEAR(b)       PER SHARE      EXPIRATION DATE         5%            10%
-----------------------    -----------     ------------------     -----------     ---------------     ----------     ----------
William P. Fricks            109,900              2.74%             $15.00            3/12/07         $1,036,733     $2,627,284
                              99,359(c)           2.48%             $14.57            1/16/06         $  798,026     $1,965,578
                              39,744(c)           0.99%             $12.95            1/10/05         $  245,644     $  588,361
                              23,184(c)           0.58%             $16.29            1/11/04         $  153,711     $  358,211
Thomas C. Schievelbein        58,700              1.47%             $15.00            3/12/07         $  553,742     $1,403,290
                              46,368(c)           1.16%             $14.57            1/16/06         $  372,416     $  917,279
                              10,930(c)           0.27%             $12.95            1/10/05         $   67,555     $  161,805
                               9,936(c)           0.25%             $16.29            1/11/04         $   65,876     $  153,519
David J. Anderson(d)          37,300              0.93%             $15.00            3/12/07         $  351,867     $  891,699
Stephen B. Clarkson           26,400              0.68%             $15.00            3/12/07         $  249,042     $  631,122
                              14,242(c)           0.36%             $14.57            1/16/06         $  144,388     $  281,744
                               9,936(c)           0.25%             $12.95            1/10/05         $   61,411     $  147,090
                               9,936(c)           0.25%             $16.29            1/11/04         $   65,876     $  153,519
Alfred Little, Jr.(d)         26,400              0.68%             $15.00            3/12/07         $  249,042     $  631,122

---------------

     (a)All options vest ratably over three years beginning with the first anniversary of the original grant date.

     (b)Based on 4,004,329 options (including options to acquire Company Common Stock exchanged for Tenneco options in connection with the Spin-Off) granted to all employees in 1997.

     (c)Represents options exchanged for previously held Tenneco options granted in 1994, 1995 and 1996. All outstanding Tenneco options held by the named executive officers were terminated as of the Spin-Off, and options to purchase Company Common Stock were granted in 1997 to replace them in connection with an agreement reached with Tenneco at the time of the Spin-Off. The number and exercise price of the options to acquire Company Common Stock exchanged for Tenneco options in connection with the Spin-Off were determined based on a formula intended to preserve the economic value of the Tenneco options being replaced.

     (d)Messrs. Anderson and Little held no Tenneco stock options on December 11, 1996 and, therefore, received no replacement options.

  AGGREGATED OPTION/SAR EXERCISES IN 1997 AND 1997 YEAR-END OPTION/SAR VALUES

     The following table provides information as to options exercised by each of the named executive officers of the Company during 1997, and the number of securities underlying unexercised options and the value of unexercised, in-the-money options at fiscal year-end. No options or SARs were exercised during 1997 by the individuals named in the Summary Compensation Table.

                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED IN-
                                                                 OPTIONS/SARS AT FISCAL YEAR        THE-MONEY OPTIONS/SARS AT
                                                                         END (#)(a)                    FISCAL YEAR-END ($)
                           SHARES ACQUIRED       GAIN AT        -----------------------------     -----------------------------
         NAME              ON EXERCISE (#)     EXERCISE ($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------    ---------------     ------------     -----------     -------------     -----------     -------------
William P. Fricks                --                 --               82,800           189,387      $ 900,580       $ 2,026,649
Thomas C. Schievelbein           --                 --               32,679            93,255      $ 348,940       $   991,275
David J. Anderson                --                 --                    0            37,300      $       0       $   388,153
Stephen B. Clarkson              --                 --               21,307            39,207      $ 224,611       $   418,906
Alfred Little, Jr.               --                 --                    0            26,400      $       0       $   274,725

---------------

     (a)The values shown equal the difference between the exercise price of unexercised in-the-money options and the average of the high and low trading prices of Company Common Stock on December 31, 1997. Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price of the option.

                            LONG-TERM INCENTIVE PLAN
                        PERFORMANCE SHARE AWARDS IN 1997

     The following table shows the value of performance shares granted during 1997 under the Newport News Shipbuilding Stock Ownership Plan that are earned prorata, based on the achievement of specified share price targets over the seven year performance period. The values shown reflect that the maximum share price target of $23 per share was achieved.

                                                  PERFORMANCE OR                ESTIMATED FUTURE PAYOUTS
                              NUMBER OF         OTHER PERIOD UNTIL     -------------------------------------------
                           SHARES, UNITS OR       MATURATION OR        THRESHOLD TARGET ($)     MAXIMUM TARGET ($)
         NAME              OTHER RIGHTS (#)           PAYOUT              $17 PER SHARE          $23 PER SHARE(a)
-----------------------    ----------------     ------------------     --------------------     ------------------
William P. Fricks               61,800              3-7 years               $1,050,600              $1,421,400
Thomas C. Schievelbein          41,100              3-7 years               $  698,700              $  945,300
David J. Anderson               24,300              3-7 years               $  413,100              $  558,900
Stephen B. Clarkson             17,100              3-7 years               $  290,700              $  393,300
Alfred Little, Jr.              17,100              3-7 years               $  290,700              $  393,300

---------------

     (a)A portion of the awards was earned as the average closing price of Company Common Stock reached $17, $19, $21, and $23 for 10 consecutive trading days. Additional value could be realized should the price for a share of Company Common Stock exceed $23. All awards shown were fully earned by each named executive officer in 1997. Earned shares will be paid in stock, cash or a combination, at the Compensation Committee's discretion. No shares earned will vest before the expiration of three years from the grant date (March 13, 1997). During this three-year period, the awards are subject to forfeiture, should the named executive officer cease to be employed by the Company, or one of its subsidiaries, other than as a result of death, disability or retirement. The seven year performance period during which the awards could have been earned would have ended on March 12, 2004 whether or not stock price objectives were achieved. Dividend equivalent payments made on unvested awards during 1997 are included in the named executive officers' other compensation for 1997. Awards do not entail voting rights.

     The following table shows the target and maximum value of performance shares granted during 1997 under the Newport News Shipbuilding Stock Ownership Plan that are earned prorata, based on the achievement of specified earnings per share objectives over the three year performance period. The values shown presume earnings per share objectives are achieved.

                                                  PERFORMANCE OR
                              NUMBER OF         OTHER PERIOD UNTIL                     ESTIMATED FUTURE PAYOUTS
                           SHARES, UNITS OR       MATURATION OR        --------------------------------------------------------
         NAME              OTHER RIGHTS (#)         PAYOUT(a)          THRESHOLD ($)(b)      TARGET ($)(b)      MAXIMUM ($)(b)
-----------------------    ----------------     ------------------     -----------------     --------------     ---------------
William P. Fricks               32,315               3 Years               $ 145,418            $484,725           $ 969,450
Thomas C. Schievelbein          17,255               3 Years               $  77,648            $258,825           $ 517,650
David J. Anderson               10,980               3 Years               $  49,410            $164,700           $ 329,400
Stephen B. Clarkson              7,765               3 Years               $  34,943            $116,475           $ 232,950
Alfred Little, Jr.               7,765               3 Years               $  34,943            $116,475           $ 232,950

---------------

     (a)1/1/97 through 12/31/99

     (b)Assumes a $15 per share price for Company Common Stock (the price on the grant date). Additional value could be realized should the price per share of Company Common Stock exceed $15.

                               PERFORMANCE GRAPH

     The following graph presents a comparison of the cumulative total stockholder return for the calendar year ended December 31, 1997 as compared to the Standard & Poors 400 Midcap Stock Index and the Standard & Poors Aerospace/Defense 500. The Company is a component of both indices. 1997 is the first full year that the Company has been publicly traded since the Spin-Off. These figures assume that all dividends paid over the performance period were reinvested, and that the starting value of each index and the investment in the Company Common Stock was $100 on December 31, 1996. The graph is not, and is not intended to be, indicative of future performance of Company Common Stock.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG NEWPORT NEWS SHIPBUILDING INC., S&P 400 MIDCAP AND S&P AEROSPACE/DEFENSE 500(1)

                                    [GRAPH]
                                        12/31/96                12/31/97
                                        ---------               --------
Newport News Shipbuilding                $100                     $171
S&P Midcap 400                           $100                     $132
A&P Aerospace/Defense 500                $100                     $103

---------------

(1) Total return equals stock price appreciation plus reinvested dividends. Period reflects the one year that the Company has been publicly traded since the Spin-Off.

                               PENSION PLAN TABLE

     The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Company's Retirement Plan (the "Retirement Plan"), and certain non-qualified structures. The Company has adopted non-qualified structures to provide employees with the benefits that would be provided under the Retirement Plan but for applicable legal limits. The numbers set forth in the following table assume payments under those structures.

                               YEARS OF CREDITED PARTICIPATION
                 ------------------------------------------------------------
REMUNERATION        15           20           25           30           35
-----------------------------------------------------------------------------
 $  200,000      $ 47,100     $ 62,900     $ 78,600     $ 94,300     $110,000
    250,000        58,900       78,600       98,200      117,900      137,500
    300,000        70,700       94,300      117,900      141,400      165,000
    350,000        82,500      110,000      137,500      165,000      192,500
    400,000        94,300      125,700      157,100      188,600      220,000
    450,000       106,100      141,400      176,800      212,100      247,500
    500,000       117,900      157,100      196,400      235,700      275,000
    550,000       129,600      172,900      216,100      259,300      302,500
    600,000       141,400      188,600      235,700      282,900      330,000
    650,000       153,200      204,300      255,400      306,400      357,500
    700,000       165,000      220,000      275,000      330,000      385,000
    750,000       176,800      235,700      294,600      353,600      412,500
    800,000       188,600      251,400      314,300      377,100      440,000
    850,000       200,400      267,100      333,900      400,700      467,500
    900,000       212,100      282,900      353,600      424,300      495,000
    950,000       223,900      298,600      373,200      447,900      522,500
  1,000,000       235,700      314,300      392,900      471,400      550,000

     The benefits set forth above are computed as a straight life annuity and are based on years of credited participation in the Retirement Plan and the employee's average base salary during the final five years of credited participation in the Plan; such benefits are subject to an offset for benefits accrued under the Company's former parent's retirement plan but are not subject to any deduction for Social Security. The estimated credited years of participation for Messrs. Fricks, Schievelbein, Anderson, Clarkson and Little are 35, 9, 9, 6 and 11, respectively. Pursuant to the employment agreement with Mr. Fricks, benefits for Mr. Fricks are based on his average base salary and bonus during the term of the agreement. See " -- Executive Compensation."

            EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has an employment agreement with Mr. Fricks for a term ending December 12, 1999. Mr. Fricks will receive annual compensation of not less than $525,000, subject to such adjustments as may, from time to time, be approved by the Compensation Committee of the Board of Directors, and annual financial planning services and retirement and other benefits. The agreement provides that, upon Mr. Fricks' separation from the Company, he will receive career transition assistance of up to $75,000. Upon involuntary termination, or if the term of the agreement is not extended, the Company will pay Mr. Fricks a severance benefit in an amount equal to the greater of (i) the total salary for the remainder of the agreement assuming his base salary then in effect or (ii) three times his then-current base salary. Subject to approval of the Board of Directors, Mr. Fricks' outstanding restricted stock, stock option and performance share awards will vest and/or become exercisable on the date of his termination. The agreement includes a supplemental executive retirement plan
(SERP) which provides for certain retirement benefits.

     The Company has established a severance plan for the benefit of certain employees and officers whose position is terminated under certain circumstances following a change in control of the Company. Under the severance plan, key executives of the rank of Senior Vice President and above, as well as certain other officers, would receive three times their annual salary and the average of their targeted or actual bonus awards, whichever is higher, together with any special awards, over the last three years, if they are terminated within two years of a change in control. Certain other key employees would receive two times their annual salary, and the average of their targeted or actual bonus awards, whichever is higher, together with any special awards, over the last three years, if they are terminated within two years of a change in control. The Spin-Off was not deemed to constitute a "change in control" for purposes of the plan.

                              CERTAIN TRANSACTIONS

     Governor Baliles, a director of the Company, is a partner in the law firm of Hunton & Williams. Hunton & Williams has provided legal services to the Company during the last two years.

      PROPOSAL TO APPROVE INCREASE IN SHARE AUTHORIZATION FOR THE EMPLOYEE
             STOCK PURCHASE AND ACCUMULATION PLAN BY 200,000 SHARES
                                  (PROPOSAL 2)

     The Company proposes that the stockholders approve an increase in the share authorization for the Employee Stock Purchase and Accumulation Plan ("Stock Purchase Plan"). On January 30, 1998, subject to stockholder approval, the Board of Directors approved a resolution to increase the number of shares available for issuance under the Stock Purchase Plan by an additional 200,000 shares of Company Common Stock, subject to future adjustment as provided in the Stock Purchase Plan. The Board believes this increase is necessary in order to make shares available for future purchases by the Company's employees under the Stock Purchase Plan. It is anticipated that, at the current rate of useage, all of the shares presently available for issuance under the Stock Purchase Plan will be exhausted by July 1998.

     The increase in shares for the Stock Purchase Plan is being presented to the stockholders of the Company for approval to enable such plan to qualify under Section 423 of the Tax Code. A discussion of the tax consequences under the Stock Purchase Plan is set forth below.

                       SUMMARY OF THE STOCK PURCHASE PLAN

     The following paragraphs summarize the principal features of the Stock Purchase Plan. This summary is subject to the terms of the Stock Purchase Plan. The Company will provide, upon request and without charge, a copy of the full text of the Stock Purchase Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Stephen B. Clarkson, Secretary, Newport News Shipbuilding Inc., 4101 Washington Avenue, Newport News, Virginia 23607.

     PURPOSE. The purpose of the Stock Purchase Plan is to permit employees of the Company to purchase and accumulate stock in the Company over a period of time at a discount in order to continue to attract and retain for the long term a group of dedicated and reliable employees. In the opinion of the Board of Directors, the Stock Purchase Plan will provide an attractive incentive to employees and promote a greater interest of such employees in the future growth and success of the Company.

     TERM. The Stock Purchase Plan was adopted effective April 1, 1997 and was amended and restated effective January 1, 1998. The Initial Offering Period under the Stock Purchase Plan commenced on April 1, 1997 and ended December 31, 1997. Subsequent to the Initial Offering Period, the plan provides for four consecutive, one-year Offering Periods, commencing on January 1 of each calendar year and ending on December 31 of the same calendar year.

     ADMINISTRATION. The Stock Purchase Plan is administered by the Compensation Committee. The Compensation Committee has authority to establish rules and regulations for the administration of the Stock Purchase Plan and its interpretations and decisions with regard to the plan will be final.

     PARTICIPATION. Participation in the Stock Purchase Plan is open to all active employees of the Company and of its Subsidiaries (as defined by the plan). At March 1, 1998, approximately 18,000 persons were eligible to participate in the Stock Purchase Plan; however, no employee is eligible who would own, after purchasing Company Common Stock under the plan, shares of capital stock of the Company equalling 5% or more of the total combined voting stock of the Company.

     SHARES AVAILABLE FOR ISSUANCE. The proposed amendment would increase the total number of shares of Company Common Stock authorized for issuance under the Stock Purchase Plan by 200,000, to 1,300,000 shares. Such shares will consist of treasury shares or authorized and unissued shares of Company Common Stock. Currently, approximately 160,000 shares of Company Common Stock remain available for issuance under the Stock Purchase Plan. Upon approval of the proposed increase approximately 360,000 shares will be available for issuance under the Stock Purchase Plan.

     PURCHASE OF COMPANY COMMON STOCK. As of each Grant Date (as defined by the plan), eligible employees are entitled to allocate payroll deductions ranging from a minimum of $10 per month up to an overall annual maximum amount of $21,250. Participants' payroll deductions are invested in shares of the Company Common Stock on the last business day of each calendar quarter (the "Exercise Date"). Shares are purchased from the Company at 85% of the lower of the Fair Market Value (as defined by the plan) of the Company Common Stock on (i) the Grant Date for the particular quarter or (ii) the Exercise Date for the quarter. Shares purchased under the Stock Purchase Plan on an Exercise Date must be held in the employee's account until two years from the Exercise Date.

     TERMINATION OF PARTICIPATION. Participation in the Stock Purchase Plan is canceled (i) at any time upon the election of the employee, or (ii) on the date that such person ceases to be an employee of the Company or its Subsidiaries. Any funds deposited by the employee prior to such cancellation are used to purchase stock on the next Exercise Date. An employee who elects to cancel participation may not rejoin the Stock Purchase Plan until the next Offering Period.

     TRANSFERABILITY. The rights of employees participating in the Stock Purchase Plan are not transferable other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee or by the employee's guardian or legal representative. No rights or payroll deductions of a participating employee are subject to execution, attachment, levy, garnishment, or similar process.

     AMENDMENT. The Board of Directors of the Company may amend, suspend or terminate the Stock Purchase Plan at any time; provided, however, that no amendment may increase or decrease the number of shares authorized for the plan, except as provided by its terms. In addition, except to conform the plan to the requirements of the Tax Code, no amendment may (i) change the formula for determining the Exercise Price per share, (ii) withdraw the administration of the plan from the Committee, (iii) affect the rights of participating employees to purchase stock on an Exercise Date with funds previously credited to Plan Accounts (as defined by the plan), or (iv) cause the Stock Purchase Plan not to meet the requirements of Section 423(b) of the Tax Code.

                     TAX ASPECTS OF THE STOCK PURCHASE PLAN

     The following discussion of certain federal income tax consequences of the Stock Purchase Plan is based on the Tax Code provisions in effect on the date of this proxy statement, current regulations thereunder and existing administrative rulings of the Internal Revenue Service. The discussion is limited to the United States tax consequences and the tax consequences may vary depending on the personal circumstances of individual employees.

     If the amendment to the Stock Purchase Plan is approved by the stockholders of the Company at the annual meeting, the additional shares available under the Stock Purchase Plan will qualify under Section 423 of the Tax Code. As such, the amount of the discount will not be taxed until the employee disposes of the stock, and the determination of the ordinary and capital portion of the resulting gain or loss will depend on the length of time the employee has held the stock. The Company will be entitled to a deduction equal to the amount of the employee's ordinary income if the disposition occurs within two years of the applicable Grant Date; otherwise the Company will have no tax consequences.

                             CURRENT PARTICIPATION

     The 1998 enrollment period for the Stock Purchase Plan ended on November 21, 1997, and 3,100 employees elected to participate in the plan. The Company is unable to determine prospective benefits that may be received by participants in the Stock Purchase Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE STOCK PURCHASE PLAN BY 200,000 SHARES.

                             SELECTION OF AUDITORS
                                  (PROPOSAL 3)

     The Board of Directors has appointed Arthur Andersen LLP to serve as independent certified public accountants of the Company and its subsidiaries for 1998. Although the appointment of Arthur Andersen LLP is not required to be submitted to the stockholders for approval, the Board of Directors has elected to solicit the stockholders' views on the matter. Stockholders are requested to ratify this appointment. In the event of a negative vote by the stockholders, the Board of Directors intends to reconsider its decision. Representatives of Arthur Andersen LLP are expected to be present at the meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3 TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1998.

             SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS

     Any proposal submitted by a stockholder for inclusion in the proxy materials for the Annual Meeting of stockholders in 1999 must be delivered to the Secretary of the Company at its principal office in Newport News, Virginia not later than December 18, 1998.

     The Company's bylaws establish advance notice procedures for stockholders to make nominations for candidates for election as directors or to bring other business before an annual meeting of stockholders (the "Advance Notice Procedure"). The Advance Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors or by a person who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected will be eligible for election as directors of the Company. The Advance Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. For a stockholder notice to be timely it must be received by the Secretary of the Company at the Company's principal executive offices not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 65 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

     A stockholder's notice proposing to nominate a person for election as a director must set forth as to each nominee (i) name, age, business address and residence, (ii) principal occupation or employment, (iii) class and number of shares of capital stock of the Company which are beneficially owned by the nominee and (iv) any other information relating to each nominee that would be required to be disclosed in a proxy statement prepared in accordance with the rules and regulations of the Securities and Exchange Commission then in effect. The notice of nomination must also set forth the name and record address of the stockholder proposing the nominee and the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. A stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of the Company beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Advance Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at any such meeting, as the case may be.

                                 OTHER MATTERS

     As of the date of this proxy statement, management knows of no business that will be presented for consideration at the Annual Meeting of stockholders other than that stated herein. As to other business, if any, and matters incident to the conduct of the meeting that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxies.

     Whether or not you expect to attend the Annual Meeting in person, you are requested to mark, date and sign the enclosed proxy card and return it to the Company in the enclosed envelope, or vote your shares by telephone or Internet, as explained on the proxy card.

     If you choose to mail in your proxy card, please sign it exactly as your name appears on the card.

     You may revoke your proxy by delivering a written notice of revocation or a later dated proxy to the Company at its principal office to the attention of Stephen B. Clarkson, Secretary, at any time before the proxy is exercised, or by attending the Annual Meeting and voting in person.

                                          /s/ Stephen B. Clarkson
                                          -----------------------------------
                                          Stephen B. Clarkson
                                          SECRETARY

April 17, 1998

                                     NOTES



                        [NEWPORT NEWS SHIPBUILDING LOGO]

[X] Please mark your
    votes as in this
    example.

This Proxy, when properly executed, will be voted in the manner you have directed. If no direction is given, this Proxy will be voted FOR the election of directors and FOR proposals 2 and 3 set forth below.

The Board of Directors unanimously recommends a vote FOR each item listed below.

                                                                                                          FOR    AGAINST   ABSTAIN

                   FOR     WITHHELD
                                    Nominees for Class II:    2.  Amendment of Employee Stock             [ ]       [ ]      [ ]
1. Election of     [ ]       [ ]      1.  Leon A. Edney           Purchase and Accumulation Plan to
   Directors                          2.  Joseph J. Sisco         increase shares available under the
                                                                  Plan by 200,000.

For, except vote withheld from the following nominees(s):     3.  Ratification of selection of Arthur     [ ]       [ ]      [ ]
                                                                  Andersen LLP as independent
--------------------------------------                            accountants for 1998.

                                                                  In their discretion the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment(s) thereof.


                                                                                I plan to attend    [ ]
                                                                                the Annual Meeting

                                                                                Change of Address   [ ]
                                                                                on Reverse Side



SIGNATURES(S)_____________________________________DATE ________________________

NOTE: Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



                              FOLD AND DETACH HERE






Dear Share Owner:

Newport News Shipbuilding Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the voter control number. The voter control number is the series of numbers printed in the box above, just below the perforation. This voter control number must be used to access the system.

1.      To vote over the internet:
        o Log on to the internet and go to the web site http://www.vote-by-net.com

2.      To vote over the telephone:
        o On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you chose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.





         ADMISSION TICKET                                        ADMISSION TICKET
  Present to the Newport News Shipbuilding                 Present to the Newport News Shipbuilding
representative at the entrance to the auditorium.        representative at the entrance to the auditorium.

                Annual Meeting of Shareholders                           Annual Meeting of Shareholders
  [Logo]        May 15, 1998 o 10:00 a.m.                  [Logo]        May 15, 1998 o 10:00 a.m.

                The Jefferson Hotel                                      The Jefferson Hotel
                Franklin and Adams Streets                               Franklin and Adams Streets
                Richmond, Virginia                                       Richmond, Virginia



[Logo appears behind text]

                           NEWPORT NEWS SHIPBUILDING

                                  A G E N D A

(1) To elect two Class II directors to serve until the Annual Meeting of stockholders in the year 2001;

(2) To increase by 200,000 the number of shares authorized for issuance under the Newport News Shipbuilding Employee Stock Purchase and Accumulation Plan;

(3) To ratify the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for 1998; and

(4)  To transact such other business as may properly come before the meeting.


[Map] It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card, or register your vote via telephone or the Internet.




                                        The Jefferson Hotel

                                        Franklin and Adams Streets,

                                        Richmond, Virginia 23220

                                        804.788.8000

                                        www.jefferson-hotel.com